Exhibit 4.2(u)

VOTING RIGHTS DEED

Made on the 21st day of June 2004	2004

BETWEEN	DENNIS BROWN of [ ] (‘Grantor’)

AND	CHARTER PACIFIC CORPORATION LIMITED ACN 003 344 287 of Level 18, 50 Cavill Avenue, Surfers Paradise, Queensland, 4217 (‘Grantee’)

RECITALS

A.                                  The Grantor is the holder of 14,398,297 Shares.

B.                                    The Grantee is the holder of 19,265,187 Shares.

C.                                    The Grantor has agreed to appoint the Grantee as its proxy in respect of the Proxy Shares upon the terms set out in this Deed.

AGREEMENT

1.                                      DEFINITIONS

In this Deed, except to the extent that the context otherwise requires:

(a)                                 ‘AGT Biosciences’ means AGT Biosciences Limited ACN 000 248 304;

(b)                                ‘Commencement Date’ means the date of this Deed;

(c)                                 ‘Proxy Shares’ means the number of Shares represented by A in the following formula:

A = ((25/100 x B) + 1) — C

B = the total number of issued Shares from time to time

C = the number of Shares beneficially owned by the Grantee from time to time.

(d)                                ‘Share’ means an ordinary share in the capital of AGT Biosciences;

(e)                                 ‘Termination Date’ means that date 2 years after the date of this Deed;

2.                                      INTERPRETATION

In this Deed, except to the extent that the context otherwise requires:

(a)                                 words importing the singular include the plural and vice versa and words importing a gender include other genders;

(b)                                a reference to an Act of Parliament or Code or section or schedule of that Act or Code shall be read as if the words ‘and any statutory modification or re-enactment of it or substitution of if were added to the reference and includes all statutory instruments issued from time to time under that Act or Code;

(c)                                 where a word or phrase is given a particular meaning, other parts of speech or grammatical forms of that word or phrase have corresponding meanings;

(d)                                references to a recital, clause, schedule or annexure shall be construed as references to a recital or clause of or schedule or annexure to this Deed and references to this Deed include any of its schedules and any annexures;

(e)                                 where a party comprises two or more persons an agreement or obligation to be performed or observed by that party binds those persons jointly and severally and a reference to that party includes a reference to any one or more of those persons;

(f)                                   expressions and terms expressly used in this Deed which are defined in the Corporations Act as at the date of this Deed have the same meanings as have been ascribed to them in the Corporations Act as at the date of this Deed;

(g)                                a reference to a party to this Deed or any other document or agreement includes its successors and permitted assigns;

(h)                                a reference to a party shall be construed as a reference to a party to this Deed;

(i)                                    a reference to a document or agreement including this Deed includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

(j)                                    in the interpretation of this Deed, headings shall be disregarded;

(k)                                 references to ‘$A’, ‘dollar’, ‘$’ and to any amount not otherwise designated shall be construed as references to Australian currency;

(l)                                    a reference to writing includes typewriting, printing, lithography, photography and any other mode of representing or reproducing words in a permanent and visible form; and

(m)                              if any day appointed or specified by this Deed for the payment of any money or the doing of any act, matter or thing falls on a Saturday, Sunday or a day on which banks (as defined in the Banking Act 1959 of the Commonwealth) are not open for business in Brisbane (a ‘Non Business Day’), the day so appointed or specified shall be deemed to be the next day which is not a Non Business Day.

3.                                      STANDING PROXY

The Grantor unconditionally and irrevocably appoints the Grantee as its standing proxy for the Proxy Shares to attend and vote at its discretion at any meeting or meetings of AGT Biosciences until termination of this Deed in respect of all matters put before shareholders and agrees not to exercise or attempt to exercise or grant any rights in respect of the voting rights attached to the Proxy Shares until termination of this Deed.

4.                                      TERM

This Deed commences on the Commencement Date and terminates on the Termination Date.

5.                                      TERMINATION

This Deed will automatically lapse when the number of Shares beneficially owned by the Grantee is less than 10% of the total number of Shares on issue from time to time.

6.                                      STAMP DUTY AND COSTS

Any stamp duty payable on this Deed or relating to the transactions evidenced by it is to be borne by and paid by the Grantee. Each party will bear their own professional costs of and incidental to the preparation and execution of this Deed.

7.                                      COUNTERPARTS

This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.

8.                                      ENTIRE AGREEMENT

This Deed:

(a)                                 constitutes the entire agreement of the parties as to its subject matter and supersedes and cancels all prior arrangements, understandings and negotiations in connection with it; and

(b)                                may only be altered in writing signed by all parties.

9.                                      FURTHER ASSURANCES

9.1                                Each party shall do everything necessary or desirable to give full effect to this Deed, and shall refrain from doing anything which might prevent full effect being given to this Deed.

9.2                                Without limiting clause 10.1 the Grantor authorises the Grantee to execute on its behalf as its duly authorised agent any documentation that may be required by AGT Biosciences in relation to the voting rights of the Proxy Shares.

10.                                AMENDMENTS IN WRITING

No amendment to this Deed has any force unless it is in writing and signed by the all of the parties to this Deed.

11.                                GOVERNING LAW

11.1                          This Deed is governed by the laws of Queensland and the Commonwealth of Australia.

12.                                FACSIMILE

The parties agree that an executed facsimile copy of this Deed will be binding on all parties.

EXECUTED as a deed

EXECUTED IN ACCORDANCE WITH		)
SECTION 127 OF THE CORPORATIONS ACT
BY CHARTER PACIFIC CORPORATION		)
LIMITED ACN 003 344 287 in the presence of:		)
)

Ù	Director		Ù	Director/Secretary

Ù	Full name of director		Ù	Full name of director/secretary

SIGNED SEALED AND DELIVERED		)
by DENNIS BROWN in the presence of:		)
			Ù	Signature of DENNIS BROWN

Ù	Signature of witness

Ù	Name of witness (print)

VOTING RIGHTS DEED

DENNIS BROWN

and

CHARTER PACIFIC CORPORATION LIMITED ACN 003 344 287

Level 12   Central Plaza Two

66 Eagle Street   Brisbane

GPO Box 1855   Brisbane  Qld  4001

Telephone  (07) 3233 8888   Fax  (07) 3229 9949

Email  info@mccullough.com.au

http://www.mccullough.com.au/